EMPLOYMENT AGREEMENT

                 This Agreement is made and entered into as of the 29th day of March, 2001, by and between THE BANK OF SOUTHERN CONNECTICUT, INC., having its principal place of business in New Haven, Connecticut (hereinafter referred to as the "Employer") and GARY D. MULLIN, residing in Orange, Connecticut (hereinafter referred to as the "Employee").

W I T N E S S E T H

                 WHEREAS, the Employee is experienced in the operation and management of a bank; and

                 WHEREAS, the Employer desires to secure the services of the Employee on the terms herein set forth; and

                 WHEREAS, the Employee is willing to enter into this Agreement on said terms;

                 NOW, THEREFORE, in consideration of the promises and the mutual covenants herein contained, the parties hereto, intending to be legally bound, do hereby mutually covenant and a agree as follows:

                 1.      Employment.   The Employer agrees to employ the Employee as President and Chief Operating Officer of the Employer for the Term of Employment as defined in Section 2, and the Employee accepts said employment and agrees to serve in such capacity upon the terms and conditions hereinafter set forth.

                 2.      Term of Employment.   The Term of Employment shall commence on the opening day of operation of the Employer as a bank and shall end three (3) years from such date. Notwithstanding the foregoing, the term of Employment shall end if sooner terminated as provided in Section 5.

                 3.      Duties of Employment.   The Employee agrees that, so long as he shall be employed by the Employer, the Employee shall perform all duties assigned or delegated to him under the by-laws of the Employer or from time to time by the Board of Directors of the Employer consistent with his position as President and Chief Operating Officer of the Employer or as designated below, and shall be responsible for and perform all acts and services customarily associated with such position including the overall management of the Employer, devoting his full time, best efforts and attention to the advancement of the interests and business of the Employer. The Employee shall also serve as a member of the Board of Directors of the Employer. The Employee shall not be engaged in or concerned with any other duties or pursuits which are competitive or inconsistent with

2

the interests and business of the Employer. It is understood that the Employee may have other directorships which may, from time to time, require minor portions of his time but which shall not interfere or be inconsistent with his duties hereunder; PROVIDED, HOWEVER, that each such directorship shall be subject to the approval of the Board of Directors of the Employer, which approval shall not be unreasonably withheld.

                 4.      Compensation.    During the Term of Employment, the Employer shall pay to the Employee as compensation for the services to be rendered by him hereunder the following:

                 (a)     The Employer shall pay to the Employee a base salary at the rate of ONE HUNDRED THIRTY THOUSAND DOLLARS ($130,000.00) for each twelve (12) month period of employment, or such larger sum as the Board of Directors of Employer may from time to time determine. Such compensation shall be payable in accordance with normal payroll practices of Employer.

                 (b)     In addition to the base salary set forth in (a) above, the Employee shall be entitled to such merit bonuses reflecting job performance achievements, and/or such other form(s) of merit compensation, as the Board of Directors of the Employer may in its discretion determine after review of the Employee's performance at the end of each calendar year(s) during such Term of Employment. The Board of Directors may establish one or more individual or corporate goals for each such year, the

3

achievement of which may be made a condition to the payment of such additional compensation to the Employee. Such goals shall be communicated to the Employee and shall be stated to be a condition to payment of such additional compensation.

                 (c)     At the end of each month during the term of this Agreement, the Employer shall reimburse the Employee for reasonable travel and entertainment expenses, bank related education, other ordinary business expenses and convention expenses incurred by Employee in the course of performing his duties for the Employer hereunder.

                 (d)     The Employer shall provide group life and disability insurance, comprehensive health insurance and Major Medical coverage for the Employee and family comparable to such coverage provided for employees of the Employer generally. The Employee shall be eligible to participate in any profit sharing plan or Section 401(k)plan of the Employer in accordance with the terms thereof.

                 5.      Termination of Employment.   The Employer shall have the right to terminate this Agreement upon the occurrence of any one of the following events:

(1)	The Employee's conviction of a felony or any other crime involving the Employee's morals or honesty.

(2)	Dereliction in the performance of the Employee's duties hereunder.

(3)	Failure of the Employee to adhere to the policies set forth by the Board of Directors of the Employer.

4

(4)	Failure of the Employee to qualify for a bond.

(5)	Death, total disability, or drug abuse or alcoholism, which prevents the Employee from performing his functions under this Agreement.

In the event of a termination under this Section 5, the Employee shall not be entitled to any compensation and benefits under this Agreement after such termination other than any benefits which have accrued and are unpaid upon the date of termination.

                 6.      Vacation.   During the Term of Employment, the Employee shall be entitled each year to a vacation of at least three (3) weeks, and during such time his compensation shall be paid in full. The period of vacation selected each year shall be with approval of the Employer and the Chief Executive Officer. Vacation time which is not taken by the Employee in any year may not be accumulated or carried over from year to year. The Employee shall be entitled to be paid for any accrued vacation time after termination of the Employee's employment hereunder. Normal bank holidays, seminars or convention attendance, teaching at banking schools or speaking engagements shall not be considered as part of the Employee's vacation period.

                 7.      Incentive Stock Options.   Upon commencement of employment, the Employer shall provide the Employee incentive stock options ("ISO's") within the meaning of Section 422 of the

5

Internal Revenue Code of 1986, as amended, to purchase 20,000 shares of common stock in Southern Connecticut Bancorp, Inc. under the stock option plan adopted for employees of the Employer.

                 8.      Notices.   All notices under this Agreement shall be in writing and shall be deemed effective when delivered in person to the Employee or to the Secretary of the Employer, or if mailed, postage prepaid, registered or certified mail, addressed, in the case of the Employee, to his last known address as carried on the personnel records of the Employer, and, in the case of the Employer, to the corporate headquarters, attention of the Secretary, or to such other address as the party to be notified may specify by notice to the other party.

                 9.      Successors and Assigns.   The rights and obligations of the Employer under this Agreement shall inure to the benefit of and shall be binding (except as to the positions and duties of the Employee) upon the successors and assigns of the Employer, including, without limitation, any corporation, individual or other person or entity which may acquire all or substantially all of the assets and business of Employer, or of any division of the Employer for which the Employee has primary management responsibility, or with or into which the Employer may be consolidated or merged or any surviving corporation in any merger involving the Employer.

6

                 10.      Arbitration.   Any dispute which may arise between the parties hereto shall be submitted to binding arbitration in accordance with the Rules of the American Arbitration Association provided that any such dispute shall first be submitted to the Employer's Board of Directors in an effort to resolve such dispute without resort to arbitration. In any dispute which is submitted to arbitration, the attorney's fees of the prevailing party shall be paid by the other party.

                 11.      Severability.   If any of the terms or conditions of this Agreement shall be declared void or unenforceable by any court or administrative body of competent jurisdiction, such term or condition shall be deemed severable from the remainder of this Agreement, and the other terms and conditions of this Agreement shall continue to be valid and enforceable.

                 12.      Construction.   This Agreement shall be construed under the laws of the State of Connecticut. Words of the masculine gender mean and include correlative words of the feminine gender. Section headings are for convenience only and shall not be considered a part of the terms and provisions of the Agreement.

7

                 IN WITNESS WHEREOF, Employer has caused this Agreement to be executed by a duly authorized officer and Employee has hereunto set his hand, the day first above written.

THE BANK OF SOUTHERN CONNECTICUT, INC.

/s/ Rosemarie A. Romano	By: /s/ Elmer Laydon
ELMER LAYDON Its Vice Chariman

EMPLOYEE:

/s/ Rosemarie A. Romano	/s/ Gary D. Mullin
Witness	GARY D. MULLIN

STATE OF CONNECTICUT	)
	)	ss.:
COUNTY OF NEW HAVEN	)

                 On this 23rd day of April, 2001, before me, the undersigned officer, personally appeared, ELMER LAYDON known to me (or satisfactorily proven) to be the person whose name subscribed to the within instrument and acknowledged that he executed the same for the purposes therein contained, as his free act and deed.

/s/ Kirk A. Fornes
Commissioner of the Superior Court/

8

STATE OF CONNECTICUT	)
	)	ss.:
COUNTY OF NEW HAVEN	)

                 On this 23rd day of April, 2001, before me, the undersigned officer, personally appeared, GARY D. MULLIN known to me (or satisfactorily proven) to be the person whose name subscribed to the within instrument and acknowledged that he executed the same for the purposes therein contained, as his free act and deed.

/s/ Kirk A. Fornes
Commissioner of the Superior Court/

9